Exhibit 99.1
Combat Arms Earplugs Settlement Set to Exceed 98% Participation Milestone
3M has elected to pay $1 billion in cash, instead of stock

St. Paul, Minn. Jan. 29, 2024 – Today, 3M (NYSE: MMM) announced that claimant participation in the Combat Arms Earplugs litigation settlement is on track to exceed the 98% participation threshold set forth in the settlement agreement by the final registration date of March 25, 2024.

Under the terms of the settlement announced in August 2023, 3M agreed to pay a total of $6.0 billion to resolve the litigation over the time period of 2023 to 2029, including the option to pay up to $1.0 billion of that total in 3M stock or cash, upon satisfaction of the 98% participation level. 3M has elected to pay the $1.0 billion in cash, instead of stock.

The strong support from more than 250,000 eligible claimants who have elected to participate in the settlement and release and dismiss their claims, coupled with ongoing dismissals of claims that do not meet participation or litigation requirements ordered by the MDL Court, are expected to resolve more than 99% of the claims in the litigation by the final registration date

To learn more, visit 3m-earplugsettlement.com.

Forward-Looking Statements
This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "plan," "expect," "aim," "believe," "project," "target," "anticipate," "intend," "estimate," "will," "should," "could," "would," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, international trade, geopolitical, capital markets and other external conditions and other factors beyond the Company's control, including inflation, recession, military conflicts, natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) foreign currency exchange rates and fluctuations in those rates; (3) risks related to certain fluorochemicals, including liabilities related to claims, lawsuits, and government regulatory proceedings concerning various PFAS-related products and chemistries, as well as risks related to the Company's plans to exit PFAS manufacturing and discontinue use of PFAS across its product portfolio; (4) risks related to the proposed class-action settlement ("PWS Settlement") to resolve claims by public water systems in the United States regarding PFAS; (5) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2022 and any subsequent quarterly reports on Form 10-Q (the "Reports"); (6) competitive conditions and customer preferences; (7) the timing and market acceptance of new product and service offerings; (8) the availability and cost of purchased components, compounds, raw materials and energy due to shortages, increased demand and wages, supply chain interruptions, or natural or other disasters; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures, and other strategic events resulting from portfolio management actions and other evolving business strategies; (11) operational execution, including the extent to which the Company can realize the benefits of planned productivity improvements, as well as the impact of organizational restructuring activities; (12) financial market risks that may affect the Company's funding obligations under defined benefit pension and postretirement plans; (13) the Company's credit ratings and its cost of capital; (14) tax-related external conditions, including changes in tax rates, laws or regulations; (15) matters relating to the proposed spin-off of the Company's Health Care business; and (16) matters relating to Combat Arms Earplugs ("CAE"), including those relating to, the August 2023 settlement that is intended to resolve, to the fullest extent possible, all litigation and alleged claims involving the CAE sold or manufactured by the Company's subsidiary Aearo Technologies and certain of its affiliates ("Aearo Entities") and/or 3M ("CAE Settlement"), including, but not limited to, whether the anticipated participation by plaintiffs in the CAE Settlement will be achieved, whether the number of plaintiffs that participate in the CAE Settlement will meet current expectations or will fall below the level that would permit 3M to terminate the CAE Settlement (and whether 3M will elect to terminate the CAE Settlement if this occurs), whether there will be a significant number of future claims by plaintiffs that decline to participate in the CAE Settlement, whether the CAE Settlement is appealed or challenged, the filing of additional, or the outcome of any other pending or future, litigation relating to the products that are the subject of the CAE Settlement, or changes in related laws or regulations. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The Company assumes no obligation to update any forward-looking statements discussed herein as a result of new information or future events or developments.

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Contacts

3M
Investor Contacts:
Bruce Jermeland, 651-733-1807
or
Diane Farrow, 612-202-2449
or
Eric Herron, 651-233-0043

Media Contact:
Tim Post, tpost3@mmm.com